Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of June 7, 2006 (the “Amendment Date”), by and among MSG WC Holdings Corp., a Delaware corporation (the “Parent”), and MSG WC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), on the one hand, and Mobile Services Group, Inc., a Delaware corporation (the “Target”), and Windward Capital Management, LLC as the Target Stockholder Representative, on the other hand.

RECITALS

          A. The Parent, the Merger Sub, the Target and the Target Stockholder Representative are parties to that certain Agreement and Plan of Merger dated as of May 24, 2006 (the “Merger Agreement”) whereby, among other things, the Merger Sub shall merge with and into the Target.

          B. The Parent, the Merger Sub, the Target and the Target Stockholder Representative wish to amend the Merger Agreement as provided herein.

          NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          Section 2. Amendments to Merger Agreement.

                    2.1 Recital B of the Merger Agreement is hereby amended by deleting the phrase “Target Preferred Stockholder Merger Consideration” and replacing it with the phrase “Preferred Redemption Amount”.

                    2.2 The definition of the term “Certificate” set forth in Section 1.1 of the Merger Agreement is hereby amended by deleting the reference to “capital stock” and replacing it with “Capital Stock”.

                    2.3 The definition of the term “Merger Notice” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated as follows:

                    “ “Merger Notice” means a letter from the Target to the Target Common Stockholders providing notice of the Merger and the Effective Date as well as instructions concerning the procedure for the exchange of the Target Common Stock owned by the Target Common Stockholders for the Total Common Stock Merger Consideration, in form and substance mutually satisfactory to Parent and the Target, and which Merger Notice shall contain the appropriate notice required under Section 262 of the DGCL.”

1.

                    2.4 Section 1.1 of the Merger Agreement is hereby amended by inserting the following after the definition of “Mobile Storage Group”:

                    “ “Notice of Redemption” means the written notice delivered by the Target to the holders of Target Preferred Stock of the Target’s election to redeem the Target Preferred Stock in accordance with the Certificate of Incorporation.”

                    2.5 Section 2.3(a) of the Merger Agreement is hereby amended and restated as follows:

                    “(a) At the Closing, based upon the calculation of the Estimated Total Common Stock Merger Consideration (including the components thereof), the Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds: (i) an amount equal to the Target Debt Amount to the holders of the Target Debt for payment of all amounts outstanding pursuant to the Target Debt; (ii) $250,000 (the “Target Stockholder Representative Expense Amount”) to the Target Stockholder Representative in accordance with Section 3.7(c) of this Agreement; (iii) the Target Transaction Expenses to the Persons to whom such Target Transaction Expenses are owed; (iv) an amount equal to the Preferred Redemption Amount to the Target (or its designees) for payment of the Preferred Redemption Amount to the holders of the Target Preferred Stock in accordance with Section 3.8; and (v) the Estimated Total Common Stock Merger Consideration, less the Escrow Amount, to the Target Common Stockholders in accordance with their respective ownership of Target Common Stock set forth on Target Disclosure Schedule 2.3(c), and to the holders of Target Options in accordance with Section 3.1 below. Target Disclosure Schedule 2.3(c) shall be subject to amendment prior to the Closing in accordance with Section 6.5.

                    2.6 Section 2.4(b)(iv) of the Merger Agreement is hereby amended and restated as follows:

                    “(iv) to the Target (or its designees), the Preferred Redemption Amount for payment of the Preferred Redemption Amount to the holders of the Target Preferred Stock in accordance with Section 3.8;”

                    2.7 Section 3.2(d) of the Merger Agreement is hereby amended and restated as follows:

                    “[Intentionally Omitted]”

                    2.8 Section 3.2(e)(i) of the Merger Agreement is hereby amended and restated as follows:

                    “(i) Prior to the Effective Time, the Target shall deliver to each Target Common Stockholder the Merger Notice. At the Effective Time, other than with respect to Dissenting Shares, each Target Common Stockholder shall surrender to the Target for cancellation either: (A) Certificates representing all of the shares of Target Common Stock for which such Target Common Stockholder is the beneficial owner and an accompanying stock power endorsed in blank or accompanied by duly executed assignment documents or (B) an affidavit and any other documents specified under Section 3.4 below.

2.

                    2.9 Section 3.2(e)(ii) of the Merger Agreement is hereby amended and restated as follows:

                    “[Intentionally Omitted]”

                    2.10 Section 3.3(b) of the Merger Agreement is hereby amended and restated as follows:

                    “[Intentionally Omitted]”

                    2.11 Section 3.4 of the Merger Agreement is hereby amended and restated as follows:

                    “3.4 Lost, Stolen or Destroyed Certificates. Subject to Section 3.1 and Section 3.2, in the event that any Certificates shall have been lost, stolen or destroyed, in respect of such lost, stolen or destroyed Certificates, the holder shall deliver an affidavit of that fact; provided, however, that the Parent may, in its sole and absolute discretion, and as a condition precedent to the payment thereof, require the owner of a lost, stolen or destroyed Certificate representing shares of Target Common Stock to deliver an indemnity in an amount equal to the portion of the Total Common Stock Merger Consideration to which such owner would be entitled in accordance with this Article III in respect of the shares of Target Common Stock that is the subject of such affidavit of loss, theft or destruction as indemnity against any claim that may be made against the Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.”

                    2.12 Section 3.6 of the Merger Agreement is hereby amended and restated as follows:

                    “3.6 No Further Ownership Rights in Target Capital Stock. The Total Common Stock Merger Consideration delivered in accordance with the terms of this Agreement shall be deemed to have been issued in full payment and satisfaction of all rights pertaining to the Target Common Stock. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of the Target which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Target Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and converted into the right to receive the portion of the Total Common Stock Merger Consideration represented by such Certificate as provided in this Article III, except as otherwise provided by Applicable Law.”

3.

                    2.13 Article III is hereby amended by adding a new Section 3.8 as follows:

                    “3.8 Redemption of Target Preferred Stock. Simultaneously with the Closing, the Target (or its designees) shall cause the Target Preferred Stock to be redeemed in accordance with the Notice of Redemption and the Certificate of Incorporation through the payment of the Preferred Redemption Amount to the holders of the Target Preferred Stock. Upon such redemption, all shares of Target Preferred Stock shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of any shares of Target Preferred Stock (other than those shares set forth in
Section 3.2(b)) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Preferred Redemption Amount. If after the Effective Time, Certificates representing shares of Target Preferred Stock are presented to the Surviving Corporation for any reason, the Surviving Corporation shall cause the portion of the Preferred Redemption Amount represented by such Certificate to be paid to the applicable holder of Target Preferred Stock.”

          Section 3. Waiver. The Parent hereby acknowledges and consents to the redemption by the Target provided in Section 2.13 hereof, and agrees that such redemption shall not constitute a breach of any representations, warranties, covenants, agreements or other terms and conditions of the Merger Agreement, including without limitation Section 6.2 thereof,

          Section 4. References. All references in the Merger Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by this Amendment.

          Section 5. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement, the Ancillary Agreements, the Target Disclosure Schedule (including any Target Disclosure Schedule Supplement), the Parent Disclosure Schedule and the Confidentiality Agreement shall remain in full force and effect in all respects. In the event of a conflict between this Amendment and the Merger Agreement, the Ancillary Agreements, the Target Disclosure Schedule (including any Target Disclosure Schedule Supplement), the Parent Disclosure Schedule and the Confidentiality Agreement, this Amendment shall govern.

          Section 6. Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          Section 7. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

4.

          The parties hereto have caused this Amendment to be executed and delivered as of the date set forth above.

PARENT:

MSG WC HOLDINGS CORP.

By:

Name:
Title:

MERGER SUB:

MSG WC ACQUISITION CORP.

By:

Name:
Title:

TARGET:

MOBILE SERVICES GROUP, INC.

By:

Douglas A. Waugaman
President & Chief Executive Officer

TARGET STOCKHOLDER REPRESENTATIVE:

WINDWARD CAPITAL MANAGEMENT, LLC

By:

Name:
Title:

5.